Exhibit 10.3

FAT BRANDS FAZOLI’S NATIVE I, LLC,

as Issuer

THE OTHER SECURITIZATION ENTITIES PARTY HERETO,

FAT BRANDS INC.,

as Manager

UMB BANK, N.A.,

as Trustee

and

FTI CONSULTING, INC.,

as Back-Up Manager

BACK-UP MANAGEMENT AND CONSULTING AGREEMENT

Dated as of December 15, 2021

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BACK-UP MANAGEMENT AND CONSULTING AGREEMENT

This BACK-UP MANAGEMENT AND CONSULTING AGREEMENT, dated as of December 15, 2021 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among FAT BRANDS FAZOLI’S NATIVE I, LLC, a Delaware limited liability company (the “Issuer”), the undersigned GUARANTORS (the “Guarantors” and together with the Issuer, the “Securitization Entities”), FAT BRANDS INC., a Delaware corporation (the “Manager”), UMB BANK, N.A., as trustee (in such capacity, the “Trustee”), and FTI Consulting, Inc., a Maryland corporation, as back-up manager (together with its successors and assigns, the “Back-Up Manager”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Annex A to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuer and UMB Bank, N.A., as Trustee and securities intermediary, have entered into the Base Indenture, dated as of the date of this Agreement (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Base Indenture”), pursuant to which the Issuer has issued the Series 2021-1 Notes and may issue from time to time one or more series of Notes (the “Notes”), in each case in accordance with a supplemental indenture supplementing the Base Indenture (the Base Indenture, as supplemented by each such supplemental indenture, the “Indenture”);

WHEREAS, the Securitization Entities, the Manager and the Trustee have entered into the Management Agreement, dated as of the date of this Agreement (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Management Agreement”), pursuant to which, among other duties, the Manager will perform certain franchising, distribution, intellectual property and operational functions on behalf of the Issuer;

WHEREAS, the Issuer and Citadel SPV LLC (together with its successors and assigns, the “Control Party”) have entered into the Control Party Agreement, dated as of the date of this Agreement (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Control Party Agreement”), pursuant to which, among other responsibilities, the Control Party will (i) monitor and review the reports and information provided to it by the Manager and the Back-Up Manager, (ii) act as the Control Party under the Indenture and the other Transaction Documents, (iii) assist the Back-Up Manager with the development of the Transition Plan following a Warm Back-Up Management Trigger Event, (iv) assist the Back-Up Manager with implementation of a Transition Plan in connection with the termination of the Manager and (v) provide consulting services to the Noteholders, the Securitization Entities, the Back-Up Manager and the Trustee, as applicable, following the occurrence and during the continuance of a Hot Back-Up Management Trigger Event;

WHEREAS, the Securitization Entities and the Manager wish to engage the Back-Up Manager (i) to provide consulting and other back-up management services to the Securitization Entities, the Manager, the Control Party and the Trustee (for the benefit of the Secured Parties) and (ii) if and as required, to develop and/or implement a Transition Plan and serve as the Interim Successor Manager until a Successor Manager (other than the Back-Up Manager) has been appointed;

WHEREAS, it is a condition of the issuance of the Notes that the Issuer engage a back-up manager to perform the duties described herein; and

WHEREAS, the Back-Up Manager is willing and desires to provide the services of the back-up manager described in this Agreement, the Management Agreement and the Indenture, on the terms and conditions set forth herein and therein;

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

Section 1.1 Certain Definitions. Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in, or incorporated by reference into, Annex A to the Base Indenture, or, if not defined therein, the Management Agreement. The following capitalized terms shall have the following meanings:

“Agreement” has the meaning set forth in the introduction.

“Annual Call” has the meaning set forth in Section 2.3(c)(i).

“Back-Up Manager” has the meaning set forth in the introduction.

“Back-Up Manager Consent Consultation Fee” has the meaning set forth in Section 4.3.

“Back-Up Manager Fee” has the meaning set forth in Section 4.1.

“Back-Up Manager Indemnified Parties” has the meaning set forth in Section 4.4(b).

“Base Indenture” has the meaning set forth in the recitals.

“Cold Back-Up Management Duties” has the meaning set forth in Section 2.3.

“Confidential Information” has the meaning set forth in Section 6.1.

“Control Party” has the meaning set forth in the recitals.

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“Control Party Agreement” has the meaning set forth in the recitals.

“FAT System” has the meaning set forth in Section 2.3(b)(i).

“Hot Back-Up Management Duties” has the meaning set forth in Section 2.5(a).

“Hot Back-Up Management Trigger Event” has the meaning set forth in Section 2.5.

“Indenture” has the meaning set forth in the recitals.

“Interim Successor Manager” means, upon the resignation or termination of the Manager pursuant to the terms of the Management Agreement and prior to the appointment of any successor to the Manager by the Control Party (at the direction of the Controlling Class Representative), the Back-Up Manager.

“Issuer” has the meaning set forth in the introduction.

“Management Agreement” has the meaning set forth in the recitals.

“Manager” has the meaning set forth in the introduction.

“Notes” has the meaning set forth in the recitals.

“Quarterly Call” has the meaning set forth in Section 2.3(b)(i).

“Securitization Entities” has the meaning set forth in the introduction.

“Transition Plan” the meaning set forth in Section 2.4(e).

“Trustee” has the meaning set forth in the introduction.

“Warm Back-Up Management Duties” has the meaning set forth in Section 2.4.

“Warm Back-Up Management Trigger Event” has the meaning set forth in Section 2.4.

Section 1.2 Rules of Construction.

(a) Each term defined in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form shall mean the singular thereof when the singular form of such term is used herein.

(i) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

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(b) The definitions contained or used in this Agreement are equally applicable to both the masculine as well as to the feminine and neuter genders of such terms.

(c) The rules of construction set forth in Section 1.4 of the Base Indenture shall apply for all purposes under this Agreement.

Section 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE 2

DUTIES AND RESPONSIBILITIES OF THE BACK-UP MANAGER

Section 2.1 Appointment of Back-Up Manager.

FTI Consulting, Inc. is hereby appointed by the Securitization Entities and the Manager as the Back-Up Manager to provide the services set forth in this Agreement, and FTI Consulting, Inc. hereby accepts such appointment and agrees to perform such services subject to and in accordance with the terms of this Agreement, the Management Agreement, the Indenture and the other Transaction Documents. As Back-Up Manager, FTI Consulting, Inc. shall, subject to the terms and conditions of this Agreement, the Management Agreement, the Indenture and the other Transaction Documents, perform its obligations (a) using the same care, skill, prudence and diligence with which the Back-Up Manager generally manages and administers comparable obligations for other third parties, giving due consideration to customary and usual standards of practice of prudent management by institutional managers of businesses of the nature and character of the FAT System; (b) in accordance with applicable Requirements of Law; and (c) without regard to: (i) any relationship that the Back-Up Manager or any Affiliate thereof may have with any Securitization Entity, the Manager, the Control Party, the Trustee, the Noteholders or any customer of the foregoing, any of their respective Affiliates or any other party to the Transaction Documents; (ii) the direct or beneficial ownership of any Notes by the Back-Up Manager or any Affiliate thereof; (iii) the right of the Back-Up Manager or any Affiliate thereof to receive compensation for its services or reimbursement of costs, generally under this Agreement or with respect to any particular transaction; and (iv) any debt or equity of FAT Brands or any Affiliate thereof held by the Back-Up Manager or any Affiliate thereof.

Section 2.2 General Duties.

(a) Other than the duties specifically set forth in this Article 2, the Back-Up Manager shall have no obligation hereunder to supervise, verify, monitor or administer the performance of, and shall have no liability for any action taken or omitted to be taken by, the Manager, the Securitization Entities, the Control Party or the Trustee. The duties and obligations of the Back-Up Manager shall be determined solely by the express provisions of this Agreement, the Base Indenture, the Management Agreement and the Control Party Agreement and the Back-Up Manager agrees to comply with all such duties and obligations, as applicable. Further, no implied covenants or obligations shall be read into this Agreement against the Back-Up Manager.

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(b) The Back-Up Manager shall make its representative(s) available to the representatives of the Securitization Entities and the Manager such that the Securitization Entities or the Manager are at all times able to provide the Back-Up Manager with up-to-date information regarding the operations of the Securitization Entities and the Manager for the purposes of maintaining the preparedness of the Back-Up Manager to perform its obligations in accordance with this Agreement. The Back-Up Manager shall also make its representative(s) available to the Control Party such that the Control Party may consult with the Back-Up Manager with respect to any consents the Control Party makes under the Transaction Documents and with respect to the development and implementation of a Transition Plan, as applicable.

(c) Nothing herein shall prevent the Back-Up Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(d) Notwithstanding anything herein or in any other Transaction Document to the contrary, in performing its duties as Back-Up Manager, Interim Successor Manager or as Successor Manager, in no event shall the Back-Up Manager assume or be responsible for any financial obligations or liabilities of the Securitization Entities, the Manager, the Control Party, the Trustee or any other party pursuant to this Agreement, the Management Agreement or any other Transaction Document. Any such obligations or liabilities shall be the sole responsibilities of such other parties.

Section 2.3 Cold Back-Up Management Duties. The Back-Up Manager shall perform the following duties (collectively, the “Cold Back-Up Management Duties”) commencing on the date hereof for the benefit of the Secured Parties:

(a) The Manager shall directly provide the Back-Up Manager with, or otherwise cause the Back-Up Manager to receive the certificates, notices, statements, reports and other information to be delivered to the Back-Up Manager pursuant to this Section 2.3(a) and the terms of this Agreement. Based on the information provided to it in accordance with the terms of this Agreement, unless waived by the Control Party, the Back-Up Manager shall provide a cursory review of such information and review such information upon receipt thereof from the Manager, to the extent deemed as necessary by the Back-Up Manager, in its sole discretion, in order for the Back-Up Manager to prepare for the Quarterly Calls and the Annual Call, as the case may be:

(i) each Quarterly Compliance Certificate delivered in accordance with Section 4.1(d) of the Base Indenture;

(ii) each Quarterly Noteholders’ Report delivered pursuant to Section 4.1(c) of the Base Indenture;

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(iii) each Scheduled Principal Payments Deficiency Notice delivered pursuant to Section 4.1(e) of the Base Indenture;

(iv) each annual accountants’ report delivered pursuant to Section 4.1(f) of the Base Indenture;

(v) the financial statements of FAT Brands and the Securitization Entities as required under and delivered pursuant to Section 4.1(g) and (h) of the Base Indenture;

(vi) each written instruction regarding withdrawals and payments from the Management Accounts and Indenture Trust Accounts; and

(vii) each Monthly Manager’s Certificate delivered pursuant to Section 4.1(a) of the Base Indenture.

(b) on a quarterly basis,

(i) discussing by telephone with the Manager’s management team the quarterly performance of the system of Managed Assets (the “FAT System”); provided that such discussion shall occur within seventy-five (75) days of the last day of each of the first three Quarterly Fiscal Periods of each fiscal year of the Manager (each, a “Quarterly Call”) and, if requested in writing, verifying any prepayment premium for the Series 2021-1 Class A-2 Notes (it being understood that such verification will be based solely on the information provided to the Back-Up Manager by the Manager) for the prior Quarterly Fiscal Period; and

(ii) upon written request of the Control Party, either discussing by telephone the results of the Quarterly Call with the Control Party or permitting the Control Party to monitor the Quarterly Call without active participation;

(c) on an annual basis,

(i) upon reasonable advance notice to the Manager, discussing by telephone with the Manager’s management team the annual performance of the FAT System, and, if requested in writing, verifying any prepayment premium for the Series 2021-1 Class A-2 Notes for the prior fiscal year (it being understood that such verification will be based solely on the information provided to the Back-Up Manager by the Manager), and unless waived or otherwise directed in writing by the Control Party, discussing (1) the cash management systems of the Manager and the Issuer, (2) the operations and performance of the FAT System generally, (3) any changes in personnel at the executive level of the Manager, (4) the one-year and five-year business plans for the FAT System, prepared by the Manager in accordance with the Managing Standard, (5) the servicing of the Advertising Fees and (6) all other areas related to the transactions contemplated by the Transaction Documents as reasonably requested in writing by the Control Party and, in each case, agreed upon by the Back-Up Manager in its reasonable discretion, at least ten (10) Business Days prior to such annual telephone call; provided that such telephone call shall occur within one hundred and twenty (120) days after the end of the fiscal year of the Securitization Entities (the “Annual Call”); and

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(ii) upon written request of the Control Party, discussing by telephone the results of the Annual Call with the Control Party; and

(d) upon written request of the Control Party, consulting with the Control Party in connection with Consent Requests.

Section 2.4 Warm Back-Up Management Duties For purposes of this Section 2.4, a “Warm Back-Up Management Trigger Event” shall mean the occurrence and continuation of a Rapid Amortization Event that has occurred and is continuing that has not been waived by the Control Party (acting at the direction of the Controlling Class Representative) or otherwise cured in accordance with the Indenture. Within two (2) Business Days of obtaining Actual Knowledge of the occurrence and continuance of any Warm Back-Up Management Trigger Event, the Manager, the Securitization Entities, the Back-Up Manager, the Control Party or the Trustee, as applicable, shall notify each other in writing of such occurrence. Upon receipt of notice by the Back-Up Manager of such Warm Back-Up Management Trigger Event, the Back-Up Manager shall commence performance of the following duties (collectively, the “Warm Back-Up Management Duties”) and will, within fifteen (15) days after receipt of such written notice of such Warm Back-Up Management Trigger Event, have taken all steps reasonably necessary to enable it to provide such duties:

(a) performing an in-depth situation analysis of the Manager and its financial position and of the Collateral and the Securitization Entities, based on information provided to the Back-Up Manager pursuant to the terms of this Agreement and the Indenture. In connection with such analysis, the Back-Up Manager shall analyze, inter alia, (1) the key drivers of historical performance, (2) the strategic business plan for the Securitization Entities to determine weaknesses (if any) and viability, and (3) the causes of poor performance, including pricing, cost structure and leverage;

(b) generating revised projections (including cash forecasts, income statements and balance sheets) for the Securitization Entities and the Collateral, which projections will be based on, inter alia, variance analyses and stress tests to sensitize forecasts and incorporate changes to the models utilized in connection with the offering of the Notes (only to the extent provided to the Back-Up Manager);

(c) to the degree relevant based upon the Back-Up Manager’s analysis of the situation and at the written direction of the Control Party, identifying alternative suppliers and providers of services in connection with the Securitization Entities;

(d) at the written direction of the Control Party, obtaining, at the Issuer’s cost, appraisals and valuations of the Collateral; and

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(e) developing a comprehensive transition plan (the “Transition Plan”) with the assistance and oversight of the Control Party to prepare for a transition to a Successor Manager if the Manager is terminated following the occurrence of a Manager Termination Event, pursuant to which the Back-Up Manager shall, based on the circumstances related to such Warm Back-Up Management Trigger Event:

(i) in consultation with the Manager identify personnel then-employed by the Manager that could assist in the transfer of the Manager’s duties and obligations, including the transfer of accounting, receivables, payables, finance, payroll and other financial services, to a Successor Manager; and

(ii) in consultation with the Manager identify and recommend individuals from the Manager’s existing management team, the Back-Up Manager’s own organization and from other organizations that could perform obligations under this Agreement and the Management Agreement.

Any Transition Plan may include, but is not limited to, a recommendation to either terminate the Manager’s position as Manager under the Management Agreement or re-engage the Manager to serve as Manager under the Management Agreement. The Back-Up Manager will first submit the Transition Plan to the Control Party for the approval of the Control Party, and to the extent such approval is not granted, both the Back-Up Manager and the Control Party will continue to work in good faith to achieve such approval.

Under no circumstances will the Transition Plan be finalized or implemented prior to (a) the approval of the Transition Plan by the initial Control Party (or any appointed successor Control Party or the Controlling Class Representative) and (b) the occurrence of a Hot Back-Up Management Trigger Event. For the avoidance of doubt, if a Control Party transition period is occurring, the Back-Up Manager will be permitted to await the appointment of a successor Control Party (and acceptance of such role) before taking any action described in Section 2.4(e) for which it would otherwise receive direction from the Control Party or a Controlling Class Representative.

(f) The Control Party, acting at the direction of the Controlling Class Representative, may waive performance of all or part of the Warm Back-Up Management Duties upon written notice to each of the Back-Up Manager, the Trustee (which shall provide such notice to the Noteholders) and the Issuer.

Section 2.5 Hot Back-Up Management Duties. For purposes of this Section 2.5, a “Hot Back-Up Management Trigger Event” shall mean the occurrence and continuation of a Manager Termination Event that has not been waived by the Control Party (at the direction of the Controlling Class Representative).

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(a) If a Hot Back-Up Management Trigger Event has occurred and is continuing, the Control Party (at the direction of the Controlling Class Representative) may direct the Trustee to deliver a termination notice (a “Termination Notice”) to terminate the Manager pursuant to Section 6.1(a) of the Management Agreement (with a copy to the Issuer and the Back-Up Manager). Delivery of a Termination Notice from the Trustee to the Manager will not be required to terminate the Manager in respect of a Hot Back-Up Management Trigger Event caused by a Manager Termination Event described in clauses (vi) or (vii) of the definition thereof, for which termination of the Manager shall be automatic; provided, that, in the event that the Manager is terminated pursuant to Sections 6.1(a)(vi) or (vii) of the Management Agreement (which events result in an automatic termination of the Manager without any requirement of a grant of notice to the Manager) the Control Party shall still direct the Trustee to deliver a termination notice to each of the Manager, the Issuer and the Back-Up Manager. Promptly following receipt of a copy of a Termination Notice, the Back-Up Manager shall perform the following additional duties (collectively, the “Hot Back-Up Management Duties”):

(i) the Warm Back-Up Management Duties (to the extent the Back-Up Manager has not yet performed or completed such duties as of the date of the occurrence of such Hot Back-Up Management Trigger Event);

(ii) finalize and implement the Transition Plan, and, if so requested by the Control Party in writing, assist the Control Party in identifying one or more Persons other than the Back-Up Manager to act as Successor Manager, within ninety (90) calendar days following the occurrence of such Hot Back-Up Management Trigger Event; and

(iii) take over the management of the Securitization Entities and initiate reasonable steps necessary or advisable in connection with stabilizing the condition of the Securitization Entities, pending the appointment of a Successor Manager, to: (A) exercise full inspection and audit rights against the Securitization Entities and to protect the Collateral and the condition and value thereof, (B) restructure and re-negotiate one or more Transaction Documents previously entered into by any Securitization Entity, (C) make and implement personnel decisions, (D) hire external consultants and other qualified Persons to facilitate operations, and (E) assist the Control Party in connection with its liquidation of the Collateral, to the extent allowed under the Transaction Documents or applicable Requirements of Law, if reasonably necessary, subject to satisfaction of the applicable conditions to such actions under the applicable Transaction Documents.

(b) Until a Successor Manager is appointed by the Control Party (acting at the direction of the Controlling Class Representative), the Back-Up Manager will serve as the Interim Successor Manager and will work with the Manager to implement a Transition Plan until a Successor Manager (other than the Back-Up Manager) has been appointed. If the Back-Up Manager serves as the Interim Successor Manager or the Successor Manager, subject to the provisions of Section 2.5(c), the Back-Up Manager will act only in consultation with, and at the direction of, the Control Party (and, if otherwise required under the Transaction Documents, the Securitization Entities). In such case, subject to the provisions of Section 2.5(c), the Control Party shall be required to continue to work with the Back-Up Manager to implement the Transition Plan until a Successor Manager (other than the Back-Up Manager) has been appointed by the Control Party (acting at the direction of the Controlling Class Representative).

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(c) Notwithstanding the above, following the occurrence and during the continuance of a Hot Back-Up Management Trigger Event, if a Control Party transition period is occurring, the Back-Up Manager will be permitted to await the appointment of a successor Control Party (and acceptance of such role) before taking any action described in Section 2.5(b) for which it would otherwise receive direction from the Control Party or a Controlling Class Representative.

Section 2.6 Cooperation. The Securitization Entities and the Manager agree to fully and promptly cooperate with all reasonable requests of the Back-Up Manager in connection with the performance by the Back-Up Manager of its obligations under the Transaction Documents (including in connection with a Consent Request, as well as in connection with any duty by the Back-Up Manager to obtain an appraisal of the Collateral, or perform an in-depth situation analysis of the Manager and its financial position and/or of the Collateral and/or the Securitization Entities during a Warm Back-Up Management Trigger Event or a Hot Back-Up Management Trigger Event, as applicable).

ARTICLE 3

INFORMATION

Section 3.1 Information Provided by Manager. Upon request, the Manager will provide the Back-Up Manager with the certificates and reports listed in Section 2.3(a) (which may be provided by accessing the Trustee’s or the Manager’s password-protected website) and any other information reasonably requested by the Back-Up Manager to perform its obligations hereunder; provided, however, that the Back-Up Manager shall not require the Manager to produce reports or other information that the Manager does not currently produce or which, in the reasonable judgment of the Manager, would be unreasonably expensive or burdensome to prepare or produce. The Manager shall also provide the Back-Up Manager with (x) any amendments to any Transaction Documents and (y) copies of all Transaction Documents for each Series of Notes issued pursuant to the Indenture. The Securitization Entities and the Manager agree to fully and promptly cooperate with all reasonable requests of the Back-Up Manager for information or access (during normal business hours and subject to reasonable prior notice) to management team members with respect to the Back-Up Manager’s provision of all Warm Back-Up Management Duties and all Hot Back-Up Management Duties during the continuation of a Warm Back-Up Management Trigger Event or a Hot Back-Up Management Trigger Event, or if a Consent Request is then under review and pending.

Section 3.2 Reliance on Information. In connection with the performance of its obligations under this Agreement and the other Transaction Documents, the Back-Up Manager is entitled to conclusively rely upon and shall have no liability for actions taken or not taken in reasonable reliance upon any resolution, certificate, statement, instrument, report, notice, request, direction, consent or other written information reasonably believed by it to be genuine and provided to it by or on behalf of the Manager, the Securitization Entities, the Control Party, the Controlling Class Representative and/or the Trustee without the obligation to investigate the accuracy or completeness of any such certification or other written information.

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Section 3.3 Delivery of Information by Back-Up Manager. Delivery of reports, information and documents to the Trustee, the Manager, the Control Party and the Controlling Class Representative pursuant to Article 2 is for informational purposes only and the receipt by the Trustee, the Manager, the Control Party and the Controlling Class Representative of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Securitization Entities’, the Manager’s, the Trustee’s, the Control Party’s, the Controlling Class Representative’s or any other entity’s compliance with any of its covenants under any of the Transaction Documents (as to which the Trustee, the Manager, the Control Party and the Controlling Class Representative are entitled to rely on officer’s certificates from such entities).

ARTICLE 4

COMPENSATION, EXPENSES AND INDEMNITY

Section 4.1 Compensation. As compensation for the performance of its obligations under this Agreement, in addition to the payment of Back-Up Manager Consent Consultation Fees in accordance with Section 4.3, the Back-Up Manager shall be entitled to (i) a fee as agreed upon under a separate fee letter among the Manager, the Issuer and the Back-Up Manager and (ii) reimbursement of reasonable and documented out-of-pocket expenses pursuant to and in accordance with Section 4.2 ((i) and (ii) collectively, the “Back-Up Manager Fee”). The Back-Up Manager Fees and any Back-Up Manager Consent Consultation Fees (if not otherwise paid at the closing of a Consent Request) shall be payable as Securitization Operating Expenses on each Monthly Allocation Date only from amounts available therefor under the Indenture pursuant to and in accordance with the Priority of Payments. For the avoidance of doubt, in performing its duties as Back-Up Manager, Interim Successor Manager or as Successor Manager, in no event shall the Back-Up Manager be required to advance any of its own funds.

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Section 4.2 Reimbursable Costs. The Securitization Entities shall reimburse the Back-Up Manager for all reasonable and documented disbursements, expenses and out-of-pocket costs incurred or made by it in connection with the performance of its obligations under this Agreement; provided that with respect to such disbursements, expenses and out-of-pocket costs included within the Back-Up Manager Fees only (and not any expenses associated with a Back-Up Manager Consent Consultation Fee, which shall be governed solely by Section 4.3), (a) in the performance of its Cold Back-Up Management Duties, the Back-Up Manager must receive the prior written approval of the Issuer and the Manager prior to incurring expenses anticipated to exceed $10,000 in the aggregate per trip or single occurrence, and reimbursements under this Section 4.2 shall not exceed $15,000 per annum without the prior written approval of the Manager, (b) in the performance of its Warm Back-Up Management Duties, the Back-Up Manager must receive the prior written approval of the Control Party prior to incurring expenses anticipated to exceed $12,000 in the aggregate per trip or single occurrence, and reimbursements under this Section 4.2 shall not exceed $75,000 per annum without the prior written approval of the Control Party, and (c) in the performance of its Hot Back-Up Management Duties, the Back-Up Manager must receive the prior written approval of the Control Party prior to incurring expenses anticipated to exceed $15,000 in the aggregate per trip or single occurrence, and reimbursements under this Section 4.2 shall not exceed $100,000 per annum without the prior written approval of the Control Party. Such reimbursements of costs and expenses shall include the reasonable and documented compensation, disbursements and expenses of the Back-Up Manager’s agents and outside counsel. The Securitization Entities shall not be required to reimburse any expense incurred by the Back-Up Manager through the Back-Up Manager’s own fraud, bad faith, willful misconduct or gross negligence. Any reimbursable costs and expenses pursuant to this Section 4.2 shall be payable to the Back-Up Manager as Securitization Operating Expenses on each Monthly Allocation Date only out of amounts available therefor under the Indenture in accordance with the Priority of Payments on such Monthly Allocation Date.

Section 4.3 Back-Up Manager Consent Consultation Fee. In the event that the Control Party elects, in its sole discretion, to consult with the Back-Up Manager with respect to any Consent Request, the Securitization Entities shall be obligated to pay a consulting fee (regardless of whether such consent, approval, amendment, waiver, modification or other action is given or consummated) to the Back-Up Manager, together with reimbursement of reasonable out-of-pocket expenses incurred by the Back-Up Manager in connection with any such consultation (collectively, the “Back-Up Manager Consent Consultation Fee”) commensurate with the complexity and time required for such consultation. In connection with a Consent Request, the Back-Up Manager shall provide a fee range estimate prior to the commencement of such consultation services (such fee range estimate to be approved in writing in advance by the Control Party) and shall not exceed that estimate without the prior written consent of the Control Party and the Issuer (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the Back-Up Manager will not be required to provide any further consultation services in connection with the related Consent Request if it has not received such required consent(s). Each Back-Up Manager Consent Consultation Fee, including, without limitation, any related reasonable out-of-pocket expenses incurred by the Back-Up Manager in connection therewith, will be paid to the Back-Up Manager at the closing of the Consent Request and as a condition precedent thereto. Any such amounts due in connection with a Consent Request and not otherwise paid at the closing of a Consent Request will be paid to the Back-Up Manager on the next Monthly Allocation Date as a Securitization Operating Expense.

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Section 4.4 Indemnification and Limitation of Liability of the Back-Up Manager.

(a) The Back-Up Manager will indemnify each of the Securitization Entities and their respective members, officers, directors, managers, employees and agents for all claims, losses, penalties, fines, forfeitures, legal fees, liabilities, obligations, damages, actions, suits, and related costs and judgments and other costs, fees and reasonable expenses that any of them may incur as a result of: (i) the material breach by the Back-Up Manager of any representation, warranty or covenant under this Agreement or (ii) the Back-Up Manager’s gross negligence, bad faith, willful misconduct or fraudulent behavior in the performance of its duties under this Agreement; provided, that the Back-Up Manager will have no obligation of indemnity to any such party to the extent any such claims, losses, penalties, fines, forfeitures, legal fees, liabilities, obligations, damages, actions, suits, and related costs and judgments and other costs, fees and reasonable expenses are caused by such party’s gross negligence, bad faith, willful misconduct or fraudulent behavior.

(b) Except as set forth in clause (a) above, neither the Back-Up Manager nor any of its members, officers, directors, managers, employees or agents (collectively, the “Back-Up Manager Indemnified Parties”) shall be under any liability to the Securitization Entities, the Manager, the Control Party, the Controlling Class Representative, the Trustee, or the Noteholders for any action taken, or not taken, by the Back-Up Manager in good faith pursuant to this Agreement, or for any action taken, or not taken by Back-Up Manager in good faith pursuant to this Agreement due to the Manager or any other party (including the Control Party) failing to comply with the terms and conditions of the Transaction Documents (including but not limited to the Management Agreement, the Control Party Agreement and this Agreement) after reasonable request therefor (it being understood that such a reasonable request shall not be construed to require the Back-Up Manager to affirmatively take any legal, administrative, judicial or other action to enforce the provisions of the Transaction Documents), or for errors in judgment made in good faith by the Back-Up Manager unless it is proven that the Back-Up Manager was grossly negligent in ascertaining the pertinent facts; provided, however, that this provision shall not protect the Back-Up Manager Indemnified Parties against liability for any material breach of a representation, warranty or covenant made by the Back-Up Manager herein, or against any expense or liability specifically required to be borne thereby by the Back-Up Manager without right of reimbursement pursuant to the terms hereof, or against any liability that would otherwise be imposed by reason of gross negligence, bad faith, willful misconduct or fraudulent behavior in the performance of the Back-Up Manager’s obligations or duties hereunder or by reason of the Back-Up Manager’s grossly negligent disregard of such obligations or duties. The Back-Up Manager Indemnified Parties may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder or under any other Transaction Document.

(c) The Securitization Entities shall jointly and severally indemnify and hold harmless the Back-Up Manager Indemnified Parties from and against any claims, losses, penalties, fines, forfeitures, legal fees, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses that any of them may incur arising out of or incurred in connection with this Agreement, the Notes, any other Transaction Document or any of the Collateral, other than any such claim, loss, penalty, fine, forfeiture, legal fee, liability, obligation, damage, action, suit and related costs, judgments or other costs, fees or reasonable expenses: (i) specifically required to be borne by the Back-Up Manager pursuant to the terms hereof or otherwise incidental to the performance of its obligations and duties under this Agreement without right of reimbursement pursuant to the terms thereof; or (ii) that was incurred in connection with claims against the Back-Up Manager resulting from (A) any material breach of a representation, warranty or covenant made herein by the Back-Up Manager or (B) the gross negligence, bad faith, willful misconduct or fraudulent behavior of the Back-Up Manager.

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(d) The Back-Up Manager shall not be under any obligation under this Agreement to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Back-Up Manager may, in its discretion, undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of its rights and duties. In such event, the reasonable legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Securitization Entities (except to the extent contemplated by clauses (i) and (ii) of Section 4.4(c)) and the Back-Up Manager shall be entitled to the direct payment of such expense, or to be reimbursed therefor. All indemnities and reimbursements payable to the Back-Up Manager Indemnified Parties pursuant to this Section 4.4 shall be payable out of funds on deposit in the Collection Account in accordance with the Priority of Payments.

(e) In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Back-Up Manager (i) may act directly or through agents or attorneys pursuant to agreements entered into with any of them and (ii) may, except as otherwise provided in Section 4.4(d), at its own expense if it is acting solely on its own behalf and not on behalf of or for the benefit of the Noteholders, consult with counsel, accountants and other professionals or experts selected and monitored by the Back-Up Manager in good faith and in the absence of gross negligence, and the Back-Up Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other professionals or experts.

(f) No recourse may be taken, directly or indirectly, with respect to the obligations of the Back-Up Manager under this Agreement or any other Transaction Document or any certificate or other writing delivered in connection herewith or therewith, against any partner, owner, beneficiary, agent, officer, director, employee or agent of the Back-Up Manager, in its individual capacity, any holder of equity in the Back-Up Manager or in any successor or assign of the Back-Up Manager in its individual capacity, except as any such Person may have expressly agreed in writing.

(g) In no event will the Back-Up Manager or any partner, owner, beneficiary, agent, officer, director, employee or agent of the Back-Up Manager be held liable for any exemplary, punitive, special, indirect or consequential damages of any kind resulting from any action taken or omitted to be taken by it or them under this Agreement. Additionally, the Back-Up Manager will not be liable for any claims, losses, penalties, fines, forfeitures, legal fees, liabilities, obligations, damages, actions suits and related costs and judgments and other costs, fees and reasonable expenses, suffered by any party to any of the Transaction Documents arising out of or caused by any delay in, or failure of, performance by the Back-Up Manager, in whole or in part, arising out of, or caused by, circumstances beyond the Back-Up Manager’s control, including, without limitation: acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, pandemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, acts of civil or military authority or governmental actions, natural disasters, floods, earthquakes, fires or other catastrophe or similar occurrences (it being understood that the Back-Up Manager shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances).

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(h) Notwithstanding anything herein or in any Transaction Document to the contrary, (a) if the Manager fails to fulfill any of its duties or obligations (including, but not limited to, providing the Back-Up Manager with reasonably requested information or access to management team members on a timely basis) or fails to otherwise cooperate with the Back-Up Manager, as required under any of the Transaction Documents, in all cases, as determined by the Back-Up Manager in its sole discretion, then to the extent such failure results in the Back-Up Manager not being able to fulfill any of its duties or obligations under this Agreement or any other Transaction Document, the Back-Up Manager will have no obligation to perform such duties or obligations and (b) if the Manager fails to fulfill any of its services or duties required pursuant to the Management Agreement or any other Transaction Document (including but not limited to the provision of disentanglement services), the Back-Up Manager shall have no duty or obligation to provide such services or duties (including as Interim Successor Manager or Successor Manager), and, in the cases of clauses (a) and (b), the Back-Up Manager will have no liability for such action or inaction in connection therewith.

(i) Following the termination or resignation of the Back-Up Manager pursuant to Section 7.1 or 7.2 of this Agreement, the Back-Up Manager is entitled to receive all accrued and unpaid Back-Up Manager Fees and Back-Up Manager Consent Consultation Fees and any unpaid indemnification payments then due and payable through the effective date of termination or resignation (to the extent the Back-Up Manager is entitled to payment thereof) and the Securitization Entities shall pay all such amounts to the Back-Up Manager in accordance with the Priority of Payments promptly following the termination or resignation of the Back-Up Manager.

ARTICLE 5

THE BACK-UP MANAGER

Section 5.1 Representations and Warranties Concerning the Back-Up Manager. The Back-Up Manager represents and warrants to the Securitization Entities and the Trustee, as of the date hereof (except if otherwise expressly noted), as follows:

(a) Organization and Good Standing. It is a duly organized, validly existing corporation in good standing under the laws of the state of its organization. It has full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement.

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(b) Power and Authority. The execution and delivery of this Agreement and the performance by the Back-Up Manager of its duties hereunder have been duly authorized by all necessary action on its part.

(c) No Conflicts. The execution and delivery of this Agreement will not (i) conflict with any provision of the certificate of incorporation of the Back-Up Manager or the by-laws of the Back-Up Manager, (ii) violate or result in a breach of any material contract to which the Back-Up Manager is a party or (iii) violate any law to which the Back-Up Manager is subject, except, in the case of clauses (ii) and (iii) for such violation or breaches which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Back-Up Manager or a material adverse effect on the ability of the Back-Up Manager’s ability to perform its obligations under this Agreement.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by the Back-Up Manager and constitutes a legal, valid and binding obligation of the Back-Up Manager, enforceable against the Back-Up Manager in accordance with its terms except as such enforceability may be limited by the Bankruptcy Code and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) or by an implied covenant of good faith and fair dealing.

(e) No Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Back-Up Manager, threatened in writing against or affecting the Back-Up Manager, before or by any Governmental Authority having jurisdiction over the Back-Up Manager with respect to any of the transactions contemplated by this Agreement asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement.

Section 5.2 Limitations of Responsibility of the Back-Up Manager. The Back-Up Manager will have no responsibility under this Agreement other than to render the services called for hereunder in good faith and, to the extent applicable, consistent with this Agreement.

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Section 5.3 Right to Receive Instructions. In the event that the Back-Up Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement or any Transaction Document, or any such provision is, in the good faith judgment of the Back-Up Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any Transaction Document permits any determination by the Back-Up Manager or is silent or is incomplete as to the course of action that the Back-Up Manager is required to take with respect to a particular set of facts, the Back-Up Manager may give notice (in such form as shall be appropriate under the circumstances and as permitted by the terms of this Agreement) to the Control Party requesting instructions in accordance with the Base Indenture and, to the extent that the Back-Up Manager shall have acted or refrained from acting in good faith in accordance with any such instructions received from the Control Party, the Back-Up Manager shall not be liable on account of such action or inaction to any Person. If the Back-Up Manager shall not have received appropriate instructions from the Control Party within ten (10) days of such notice (or within such shorter period of time reasonably appropriate under the circumstances as may be specified in such notice) the Back-Up Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Back-Up Manager shall deem to be in the best interests of the Noteholders and the Securitization Entities. The Back-Up Manager shall have no liability to any Person for such action or inaction taken in reliance on the preceding sentence except for the Back-Up Manager’s own gross negligence, bad faith, willful misconduct or fraudulent behavior.

Section 5.4 Independent Contractor. In performing its obligations as Back-Up Manager hereunder the Back-Up Manager acts solely as an independent contractor of each of the Securitization Entities, the Manager, the Control Party and the Controlling Class Representative. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between any Securitization Entity, the Trustee, the Manager, the Control Party or the Controlling Class Representative and the Back-Up Manager other than the independent contractor contractual relationship established hereby. The Back-Up Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Manager, the Control Party, the Controlling Class Representative or the Trustee and, without limiting the foregoing, the Back-Up Manager shall not be liable under or in connection with the Notes.

Section 5.5 Intellectual Property. In the event that Back-Up Manager becomes the Successor Manager or Interim Successor Manager, the parties agree that the license to Manager of Securitization IP in connection with performing the Services, as set forth in the Management Agreement, shall apply, in the same way it applies to the Manager, to Back-Up Manager’s use of Securitization IP in connection with performing the Services; provided, however, that in no event shall the Back-Up Manager (including in its role as Successor Manager or Interim Successor Manager) assume or be responsible for any financial obligations or liabilities of the Manager under the Management Agreement or as a result of this Section 5.5.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 Confidentiality. “Confidential Information” means trade secrets and other information (including, without limitation, know how, ideas, techniques, recipes, formulas, customer lists, customer information, financial information, business methods and processes, marketing plans, specifications, and other similar information as well as internal materials prepared by the owner of such information containing or based, in whole or in part, on any such information) that is confidential and proprietary to its owner and that is disclosed by one party to an agreement to another party thereto whether in writing or disclosed orally, and whether or not designated as confidential.

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(a) The Back-Up Manager acknowledges that during the term of this Agreement it may receive Confidential Information from any Non-Securitization Entity, the Securitization Entities and the Manager. The Back-Up Manager agrees to maintain the Confidential Information in the strictest of confidence and will not, at any time, use, disseminate or disclose any Confidential Information to any person or entity other than those of its employees or representatives who have a “need to know” and who have been apprised of this restriction except as expressly provided in this Agreement. The Back-Up Manager shall be liable for any breach of this Article 6 by any of its employees or any action, or use or disclosure of Confidential Information by any of its representatives which would have constituted a breach of this Article 6 had such representative been a party hereto and shall immediately notify the Manager in the event of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that: (i) is already known to the Back-Up Manager without restriction on use or disclosure prior to receipt of such information from any Non-Securitization Entity, a Securitization Entity or the Manager; (ii) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Back-Up Manager or its employees or representatives; (iii) is developed by the Back-Up Manager independently of and without reference to any Confidential Information; (iv) is received by the Back-Up Manager from a third party who is not under any obligation to any Non-Securitization Entity, the Securitization Entities or the Manager to maintain the confidentiality of such information, (v) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Back-Up Manager promptly notifies the Issuer and the Manager of such requirement and reasonably cooperates with the Issuer and the Manager to minimize the extent of such disclosure or (vi) is required to be disclosed to any Person in connection with the enforcement of rights of the parties to this Agreement. The duties hereunder shall survive termination of this Agreement and (A) for trade secret information, shall continue for as long as such information remains a trade secret under applicable law, and (B) for all other Confidential Information, shall continue for three years after the term of this Agreement in accordance with Section 7.1.

(b) All books, records, documents, papers or other materials relating to any Non-Securitization Entity’s, the Securitization Entities’ or the Manager’s business, Intellectual Property, customers, suppliers, distributors, franchisees, products or projects received by the Back-Up Manager containing Confidential Information or other proprietary information or trade secrets of any Non-Securitization Entity, any Securitization Entity or the Manager, including any copies thereof shall at all times be and remain the property of the applicable Non-Securitization Entity, Securitization Entity or the Manager, as the case may be, and shall be destroyed or returned immediately to the applicable Non-Securitization Entity, Securitization Entity or the Manager, as the case may be, upon termination of this Agreement, or earlier at the request of the applicable Non-Securitization Entity, Securitization Entity or the Manager; provided, however, that the Back-Up Manager may retain such limited media and materials containing Confidential Information for customary archival and audit purposes (including with respect to regulatory compliance) only for reference with respect to the prior dealings between the parties and subject to the confidentiality terms of this Agreement. To the extent the Back-Up Manager is required to return or destroy materials containing the Non-Securitization Entities’, Securitization Entities’ or the Manager’s Confidential Information as described in this Section 6.1(b), the Back-Up Manager shall provide a certificate of an authorized employee attesting to the return and/or destruction of such materials upon request.

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(c) Nothing in this Article 6 shall be construed as preventing any Non-Securitization Entity, all of which shall be third-party beneficiaries of the rights arising under this Article 6, as applicable, the Securitization Entities, the Manager or the Trustee from pursuing any and all remedies available to it for the breach or threatened breach of covenants made in this Article 6, including, except as otherwise set forth in Section 4.4(g), recovery of money damages or temporary or permanent injunctive relief.

(d) It is understood that nothing in this Agreement is intended to preclude the Back-Up Manager or its affiliates from engaging in related types of consulting work with other firms or organizations, whether in a related business or otherwise; provided that reasonable and proper professional safeguards are maintained to ensure that Confidential Information is not made available to such other firms or organizations.

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.1 Term; Termination of Agreement. The duties and obligations of the Back-Up Manager under this Agreement shall continue for a period of seven (7) years from the date hereof, and will automatically renew for one (1) year periods on each anniversary, unless this Agreement is earlier terminated by the Trustee, acting at the direction of the Control Party at any time, by providing five (5) days’ prior written notice thereof to the Manager, the Back-Up Manager, the Issuer and the Control Party. This Agreement will also terminate upon (a) the satisfaction and discharge of the Indenture pursuant to Article 12 of the Base Indenture, (b) the assumption by the Back-Up Manager of all rights and obligations of the Manager as a Successor Manager appointed by the Control Party (acting at the direction of the Controlling Class Representative), (c) the resignation of the Back-Up Manager pursuant to Section 7.2 or (d) the final payment or other liquidation of the last Managed Asset.

Section 7.2 Resignation. The Back-Up Manager may not resign as Back-Up Manager except upon its determination that (a) the performance of its duties under this Agreement is no longer possible under applicable Requirements of Law and (b) there is no reasonable action the Back-Up Manager could take to make the performance of its duties under this Agreement permissible under applicable Requirements of Law. Any such determination above requiring the Back-Up Manager’s resignation will be evidenced by an Opinion of Counsel to such effect, delivered to the Trustee, the Control Party, the Issuer and the Manager. In addition, the Back-Up Manager will be permitted to resign if either:

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(i) the Back-Up Manager Fee due and owing to the Back-Up Manager remains unpaid for more than sixty (60) days after it becomes due and payable pursuant to an invoice for Back-Up Manager Fees that has been delivered pursuant to the notification methods specified in Section 7.8; or

(ii) the Issuer intends to issue a new Series of Notes after the Closing Date (excluding, for the avoidance of doubt, Notes issued on the Closing Date) and the Back-Up Manager chooses, in its sole discretion, to resign as Back-Up Manager by providing written notice of its decision to the Issuer within 15 Business Days of the earliest of receipt by the Back-Up Manager, of (A) written notice from the Issuer of such intent to issue a new Series of Notes, (B) written invitation to an initial organizational call for such issuance of a new Series of Notes (or subsequent organizational call related thereto) or (C) a draft copy of an offering memorandum or other transaction document in connection with such issuance of a new Series of Notes. If the Back-Up Manager resigns as set forth in this subsection (ii), and thus does not consent to continue its obligations under this Agreement, such termination shall be effective on the date of such new issuance.

Section 7.3 Amendment. This Agreement may only be amended, modified or waived from time to time by a writing signed by the parties hereto; provided that no consent of the Trustee or the Control Party will be required in connection with any amendment, modification, supplement or waiver thereto expressly permitted under the terms of the Indenture. In addition to the foregoing, no Transaction Document may be amended, modified or waived without the consent of the Back-Up Manager if such amendment, modification or waiver would adversely affect the Back-Up Manager’s rights, duties, indemnifications or immunities under this Agreement, the Indenture or any other Transaction Document. Any amendment or modification effected contrary to the provisions of this Section 7.3 shall be null and void. Unless otherwise specified in such waiver, a waiver of any right under this Agreement shall be effective only in the specific instance and for the specific purpose for which it is given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right under this Agreement or applicable law, nor shall any single or partial exercise of any such right preclude any other for further exercise thereof or the exercise of any other right under this Agreement or applicable law.

Section 7.4 Successors and Assigns; Additional Securitization Entities. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Back-Up Manager may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Issuer, the Manager, and the Control Party. Any Affiliate of the FAT Brands that becomes a Securitization Entity may become a party to this Agreement by entering into a written addendum pursuant to which such Affiliate agrees to all of the provisions of this Agreement and to assume all of the rights, duties and obligations of a Securitization Entity hereunder.

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Section 7.5 Nonpetition Covenant. The Back-Up Manager shall not, prior to the date that is one year and one day, or if longer, the applicable preference period then in effect, after the payment in full of the Outstanding Principal Amount of the Notes of each Series, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of such Securitization Entity.

Section 7.6 Acknowledgement. Without limiting the foregoing, the Back-Up Manager hereby acknowledges that, on the date hereof, the Securitization Entities will pledge to the Trustee under the Indenture and the Guarantee and Collateral Agreement, as applicable, all of such Securitization Entities’ right and title to, and interest in, this Agreement and the Collateral, and such pledge includes all of such Securitization Entities’ rights, remedies, powers and privileges, and all claims of such Securitization Entities’ against the Back-Up Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Securitization Entities and the obligations of the Back-Up Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Back-Up Manager hereunder to the same extent as such Securitization Entities may do. The Back-Up Manager hereby consents to such pledges described above, acknowledges and agrees that (x) the Control Party shall be a third-party beneficiary of the rights of such Securitization Entities arising hereunder and (y) the Trustee and the Control Party may, to the extent provided in the Indenture and the Guarantee and Collateral Agreement, enforce the provisions of this Agreement, exercise the rights of such Securitization Entities and enforce the obligations of the Back-Up Manager hereunder without the consent of such Securitization Entities.

Section 7.7 Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) The parties hereto each hereby waives any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(c) The parties hereto each hereby irrevocably submits (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any Transaction Documents, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

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(d) The Back-Up Manager irrevocably consents to service of process in the manner provided for notices in Section 7.8. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.8 Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy, facsimile (following with hard copies to be sent by national prepaid overnight delivery service) or electronic mail transmission of a .pdf or similar file or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 15.1 of the Base Indenture. If the Indenture or this Agreement permits reports to be posted to a password-protected website, such reports shall be deemed delivered when posted on such website. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands to any Person hereunder shall be deemed to have been given either at the time of the delivery thereof at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 7.9 Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Back-Up Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 7.10 Entire Agreement. This Agreement, together with the Indenture and the other Transaction Documents constitute the entire agreement and understanding of the parties with respect to the subject matter hereof. Any prior and contemporaneous agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof are superseded by this Agreement, the Indenture and the other Transaction Documents.

Section 7.11 Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

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Section 7.12 Binding Effect; Limited Rights of Others. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Except as provided in the preceding sentence and in Section 6.1(c), Section 7.4 and Section 7.6, nothing in this Agreement expressed or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, agreements, representations or provisions contained herein.

Section 7.13 Article and Section Headings. The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 7.14 Counterparts; Electronic Signatures and Transmission. This Agreement may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. For purposes of this Agreement, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Back-Up Manager is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Back-Up Manager shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Back-Up Manager, including, without limitation, the risk of the Back-Up Manager acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Back-Up Manager). Any requirement in this Agreement that is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission. The recipient of the Electronic Transmission may be required to complete a one-time registration process.

Section 7.15 Survival. The provisions of Sections 4.1, 4.2, 4.3, 4.4, 6.1, 7.5, 7.7 and this Section 7.15 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Back-Up Management and Consulting Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

FAT BRANDS FAZOLI’S NATIVE I, LLC, as Issuer

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	President and CEO

FAT BRANDS INC., as Manager

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	President and CEO

[Signature Page to the Back-up Management Agreement]

GUARANTORS:

FAZOLI’S HOLDINGS, LLC
FAZOLI’S GROUP, INC.
FAZOLI’S RESTAURANT GROUP, INC.
FAZOLI’S FRANCHISING SYSTEMS, LLC
FAZOLI’S PROMOTIONS, INC.
FAZOLI’S SYSTEM MANAGEMENT, LLC
FAZOLI’S JOINT VENTURE, LTD.
NATIVE GRILL AND WINGS FRANCHISING, LLC

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	President and CEO

[Signature Page to the Back-up Management Agreement]

UMB BANK, N.A., as Trustee

By:	/s/ Michele Voon
Name:	Michele Voon
Title:	Vice President

FTI CONSULTING, INC., as Back-Up Manager

By:	/s/ Robert J. Darefsky
Name:	Robert J. Darefsky
Title:	Senior Managing Director

[Signature Page to the Back-up Management Agreement]